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                                                                     EXHIBIT 2.7

                                CONTRACT OF SALE

     THIS CONTRACT OF SALE (this "Contract") is made and executed this 14 day of March, 2000, by and between ARBITRAGE LAND LIMITED PARTNERSHIP, a Maryland limited partnership and JOLLY ACRES LIMITED PARTNERSHIP, a Maryland limited partnership (collectively, "Seller") and CORPORATE OFFICE PROPERTIES, L.P., a Delaware limited partnership ("Buyer").

                                    RECITALS

     Seller is the owner of "Lot 5RR-RR" (the "Lot") in National Business Park, Annapolis Junction, Anne Arundel County, Maryland (the "Project"), as shown on the subdivision plat entitled "Phase Three, The National Business Park" which is recorded among the Land Records of Anne Arundel County, Maryland as Plat Book 221, Page 24 and 25, Plat Nos. 11600 and 11601 (the "Plat") attached hereto and made a part hereof as EXHIBIT A. Seller intends to transfer fee simple title to the Lot to a single-member Maryland limited liability company, to be formed by Seller and to be owned by Constellation Real Estate, Inc. ("CREI") or affiliates of CREI (collectively, the "Selling Parties" and each individually, a "Selling Party"). Seller will cause the Selling Parties to sell and Buyer will purchase the membership interests in the limited liability company on the terms and conditions as set forth herein.

     NOW THEREFORE, in consideration of the Recitals and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1. SALE OF MEMBERSHIP INTERESTS. Seller hereby agrees to cause the Selling Parties to sell to Buyer the membership interests in the limited liability company to be formed which will hold fee simple title to the Lot, upon the terms and subject to the conditions hereinafter set forth.

     2. TRANSFER OF FEE SIMPLE TITLE BY SELLER. Prior to Closing, Seller shall transfer fee simple title to the Lot into a single-member Maryland limited liability company, NBP Retail, LLC or such other name to be designated by Buyer. Buyer, at Buyer's expense, shall prepare the deed transferring the Lot from Seller to the single-member Maryland limited liability company, the form of which shall be approved by Seller. Seller, at Seller's expense, shall form the limited liability company. Seller and Buyer shall each pay one-half (1/2) of the recordation taxes, transfer taxes and related recording costs and expenses to record the deed transferring the Lot into the limited liability company. Seller and Buyer agree to use Anchor Title Insurance Company ("Title Company") for the purposes of recording the deeds.

     3. CLOSING. Closing on the acquisition of the membership interests in NBP Retail, LLC, the fee simple owner of Lot 5RR-RR, shall occur that date which is the earlier of (i) June 30, 2000 or (ii) that date which is thirty (30) days after Buyer obtains the requisite building permits for its Permitted Use (as defined herein) of the Lot (the "Closing"). If the date set forth above is not a business day, then the Closing shall be postponed until the next following business day.

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     4. PURCHASE PRICE. The purchase price for the membership interests acquired in the Closing shall be Three Hundred Twenty Thousand Dollars ($320,000.00), provided, however, that if the aggregate improvements on the Lot exceed 10,000 square feet, such amount shall be increased by Thirty-Two Dollars ($32.00) per square foot for each square foot by which the aggregate improvements exceed 10,000 square feet. At the Closing, Buyer shall pay Seller, in cash or by certified, cashier's, treasurer or title company check, or by wire transfer, the Purchase Price.

     5. SEWER AND WATER PREPAID REIMBURSEMENTS. At Closing, in addition to the Purchase Price, Buyer shall reimburse Seller for all prepaid water and sewer connection fees associated with the Lot, in consideration of obtaining vouchers from Seller to deliver to the County as part of the building permit process sufficient for the proposed development.

     6. SPECIAL TAXING DISTRICT. Buyer and Seller shall sign the disclosure regarding the National Business Park Special Taxing District attached hereto as EXHIBIT B and made a part hereof by this reference.

     7. RESTRICTIVE COVENANTS. Buyer acknowledges and agrees that the Lot is or will be subject to any subsequent National Business Park Declaration of Covenants, Conditions and Restrictions and Architectural Guidelines. Prior to recordation of such restrictions, Buyer shall have an opportunity to review and approve such restrictions, such approval not to be unreasonably withheld, conditioned or delayed.

     8. CONDITION OF LOT AND TEMPORARY EASEMENT.

     (a) Buyer agrees to accept the Lot in accordance with the mass grading plans prepared by John E. Harms & Associates, Inc., entitled "The National Business Park Lots 4RA, 5RR, 8R-10R & 16R-20R G.P. 02006648" dated August, 1998, as shown as Sheet 8 on such plan. Seller, at Seller's expense, shall compact the soil on the Lot to at least 95% of the maximum dry density as determined by ASTM D 1557.

     (b) Where available, Seller shall make available additional fill material to assist Buyer in achieving its desired final grades for development.

     (c) Seller has prepared and recorded a joint access agreement for the Lot and Lot 4 RA-RR which has been recorded in the Land Records of Anne Arundel County. As shown on the Plat for the Lot, Lot 4 RA-RR and the Lot share a joint ingress and egress easement. To further the ingress rights of the owner of Lot 4 RA-RR, Seller shall have the right to pave a temporary road in the easement area on the Lot. If Seller constructs such temporary road, Buyer shall reimburse Seller for the reasonable costs incurred by Seller, within thirty (30) days after receipt of a written invoice, together with reasonable supporting evidence. Buyer will be required to keep such road open at all

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times to permit access from Lot 5RR-RR to Lot 4RA-RR. Buyer will also be required to keep the road broom-cleaned at all times. In addition, Buyer will be required to reimburse Seller for any and all costs incurred by Seller to fix or repair damages to such road caused by Buyer or Buyer's agents, employees, or contractors.

     (d) A stormwater management pond shall be substantially completed by Seller on the Property to service Lot 4RA-RR and the Lot and the appropriate storm drain lines for Lot 4RA-RR shall be substantially completed on the Lot in the locations shown on the Plat. Buyer may use such facilities to the extent practical, but may be required by the County to construct other such facilities as a condition to final approval of the development of the Lot. It shall be Buyer's obligation to determine the extent to which and method by which such central system and other facilities can be used by it in its development of the Property. All such facilities required within the Lot (particularly in regard to quality of runoff) or connections into the Project system shall be constructed by Buyer, at Buyer's cost and expense.

     9. PERMITTING PROCESS. Seller shall cooperate with Buyer during the permitting process, including, without limitation, obtaining the grading permit and building permit, and to such end, Seller agrees that if a permit application is filed prior to the acquisition by Buyer of the Lot, Seller shall execute the permit application in the name of the limited liability company. However, in no event whatsoever, shall Seller or any entity related to or affiliated with Seller be required to post any type of security or collateral for the development obligations relating to the permit applications.

     10. RIGHT TO INSPECT. From and after execution of this Contract by both Buyer and Seller, Buyer and Buyer's consultants shall have the right to enter upon the Lot and conduct, at Buyer's sole expense, any engineering tests, development and land use studies, environmental analysis, soil tests, topographical and other surveys, wetlands and flood plain delineations, and other surveys, tests and studies (collectively, "Site Investigations") as Buyer deems necessary. Buyer shall give Seller at least five (5) day's notice of its desire to enter the Lot to inspect and Buyer shall coordinate the scheduling of such inspection with Seller, taking into account any work Seller may be performing on the Lot. All lands, trees, shrubs, grass and field areas shall be restored as closely as possible to their pre-test conditions. Buyer and its consultants shall enter and test the Lot at their own risk; and Buyer and/or its consultants shall carry adequate commercial general liability insurance of not less than $1,000,000 combined single limit naming Seller as an additional insured. Buyer and/or its consultants shall provide Seller with a certificate evidencing such insurance promptly upon execution of this Contract and at such times as such coverage is renewed. Further, Buyer shall indemnify and save Seller harmless from any and all suits, claims of injuries and judgments, and reasonable attorney's fees, in any way arising out or such entry and testing of the Lot, which indemnification and obligation to hold the Seller harmless shall survive any termination of this Contract.

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     11. TITLE TO THE LOT. At the Closing, title to the Lot shall be good and marketable, free of all liens, encumbrances, encroachments and easements other than the Permitted Encumbrances (as hereinafter defined) and the liens and encumbrances set forth below which are acceptable to Buyer and shall not constitute and impediment to good and marketable fee simple title and possession of the Lot shall be given to Buyer free of all tenancies or other rights of use or occupancy:

          (a) easements and rights of way to Anne Arundel County or public utility companies existing as of Closing, including but not limited to, the pumping station access road;

          (b) easements and rights of way shown on the Plat of the Lot;

          (c) easements and rights of way which as of the date of this Contract may be observed by an inspection of the Lot.

          (d) the Declaration of Covenants, Conditions and Restrictions for National Business Park which may be recorded among the Land Records of Anne Arundel County, Maryland prior to Closing (the "Declaration");

          (e) use or benefit charges assessed for public or private water and sewer facilities and taxes not delinquent;

          (f) zoning and building restrictions and other laws, ordinances and regulations of governmental bodies having jurisdiction over the Lot; and

          (g) obligations undertaken by Seller in connection with the approval of the Plat of the Lot, including public works agreements, utility agreements, inspection agreements and other agreements and commitments related to such resubdivision.

          (h) an agreement, in form and content satisfactory to Seller, in its reasonable discretion, with the owner of Lot 4RA-RR regarding the sharing and maintenance of the stormwater management facilities to be located on the Lot.

          (i) the Joint Access Agreement described in SECTION 8(c).

     Within sixty (60) days prior to the anticipated closing, Buyer, at Buyer's expense, shall have the title to Lot examined by a reputable title insurance company and have such title insurance company issue a title insurance commitment (the "Title Commitment") to assure Buyer that, as of the examination date, title to the Lot is good and marketable and insurable at ordinary prevailing title insurance rates and that any exceptions to title contained in the Title Commitment are acceptable to Buyer. On or before that date which is thirty (30) days prior to the anticipated closing, Buyer shall

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provide to Seller a copy of the Title Commitment and either advise Seller in writing that all exceptions to title contained in the Title Commitment are acceptable to Buyer or advise Seller in writing of those exceptions to title contained in the Title Commitment that are unacceptable to Buyer; provided, however, that Buyer shall be required to accept all Permitted Encumbrances. Failure of Buyer to examine title or to advise Seller of the acceptability of title within the time periods required hereunder shall be deemed an acceptance of all title matters. Within fifteen (15) days after receipt of a notice from Buyer advising Seller that certain title exceptions are unacceptable to Buyer, Seller shall notify Buyer whether Seller will cure any of the unacceptable title exceptions. Failure of Seller to provide notice within such time period shall be deemed an election by Seller not to cure the unacceptable title exceptions. If Buyer has timely notified Seller of unacceptable title matters then, unless Seller has timely elected to cure such title exceptions as provided hereunder, Buyer, by written notice to Seller, may, within fifteen (15) days after expiration of the time period for Seller to elect to cure, either waive such unacceptable title exceptions (in which case such exceptions shall be deemed acceptable to Buyer) or terminate this Contract. Failure of Buyer to notify Seller in such fifteen (15) day period shall be deemed an election by Buyer to waive the unacceptable title exceptions. If Seller notifies Buyer that Seller will cure any unacceptable title exception, then Seller shall be obligated to promptly and, in all events, prior to the applicable Closing, proceed to cure such title exception in such manner that the defect or objection to the title will not appear in the Buyer's title insurance policy. All exceptions to title accepted by Buyer or deemed to be accepted by Buyer under the provisions of this paragraph shall also constitute "Permitted Encumbrances." Notwithstanding the foregoing, from and after the date hereof, except as otherwise permitted hereunder, Seller shall not change or permit to be changed title to the Lot or any portion thereof in a manner which would materially prevent or interfere with the development of the Lot. Nothing herein shall preclude Seller from placing liens on the Lot in connection with financings or refinancings, it being understood that it is the obligation of Seller to remove such liens prior to Closing.

     12. CLOSING ADJUSTMENTS. All costs, including taxes, insurance and any and all costs relating to the ownership of the Lot shall be borne by Seller until Closing. All taxes, general or special, and all other public, governmental or other assessments against the Lot payable on an annual basis are to be adjusted and apportioned as of the date of Closing and are to be assumed and paid after Closing by Buyer. The costs of all recordation taxes and transfer taxes shall be split and paid equally by Buyer and Seller. All other closing costs incurred by Buyer, including, without limitation, recording charges, document preparation charges, notary fees and title insurance premiums shall be paid by Buyer. Seller and Buyer shall each pay their respective legal costs.

     13. CLOSING DOCUMENTS. At the Closing hereunder, Seller shall execute and deliver to Buyer the following:

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          (a) An Assignment of Limited Liability Company Interests in a form acceptable to Seller and Buyer;

          (b) A Certificate of Good Standing for the limited liability company of which Buyer is acquiring the membership interests;

          (c) Certified Copies of the Articles of Organization and Operating Agreement for the limited liability company in which Buyer is acquiring the membership interests;

          (d) an affidavit, in form sufficient to satisfy all Internal Revenue Service requirements, stating that Seller is not a "foreign person" (as defined by the Foreign Investment in Real Property Tax Act and the regulations promulgated thereunder) so that Buyer is not legally required to withhold any portion of the Purchase Price then being paid at any Closing hereunder;

          (e) any other documents as reasonably requested by Buyer, which are necessary to effect the transactions set forth herein in accordance with the terms set forth herein.

     14. RISK OF LOSS. The Lot is to be held at the risk of the Seller until legal title has passed.

     15. SELLER'S WARRANTIES AND REPRESENTATIONS. Seller warrants, represents and covenants to Buyer the following items which are true in all material respects and shall be deemed to have been restated at the time of the Closing hereunder, to the extent applicable:

          (a) As of the date hereof Seller is the sole owner of fee simple title to the Lot, and will not have entered into any contract of sale, option agreement, right of first refusal or other agreement for the sale of the Lot. As of the date of the Closing, the limited liability company formed by Seller will be the sole owner of fee simple title to the Lot and such limited liability company will not have entered into any contract of sale, option agreement, right of first refusal or other agreement for the sale of any part of the Lot.

          (b) Seller has full power and authority to execute, deliver and perform this Contract in accordance with its terms.

          (c) To Seller's knowledge, as of the date of this Contract, the Lot is zoned to permit its use for retail and office purposes and Seller shall not join in or consent to any change in the zoning of the Lot which would prohibit its use for retail and office purposes.

          (d) To the best of Seller's actual knowledge, there are no underground storage tanks on the Lot.

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          (e) To the best of Seller's actual knowledge, Seller has not used, generated, stored or disposed, and from and after the date of this Contract, except to the extent consistent with current real estate industry practices for such type of property, consistent with use of the Lot for retail purposes, and permitted under governmental regulations, will not use, generate, store or dispose, on, under or about the Lot any hazardous waste, toxic substance or related materials or any friable asbestos or substance containing asbestos.

     The foregoing warranties shall terminate twelve (12) months after the Closing.

     16. PERMITTED USE OF THE LOT. Buyer covenants and agrees that it will initially construct upon and put into use upon the Lot, in accordance with the terms hereof, a minimum of 10,000 gross square feet of multi-tenant retail and office product (collectively, "Permitted Use"), subject to the restrictions contained in the Declaration.

     17. COOPERATION WITH SELLER IN CONTINUING DEVELOPMENT OF NATIONAL BUSINESS PARK PROJECT. Buyer acknowledges that the Lot is a part of the Project being developed by Seller concurrently with the Lot and that in order for Seller to obtain the necessary zoning for the Project, Seller made certain agreements and commitments with Anne Arundel County relating to the ongoing development and overall control of the Project. Buyer, accordingly, covenants and agrees with Seller that (i) it shall not knowingly violate the terms of the variances granted to Seller for the Project, (ii) it shall cooperate with Seller as to its agreements and commitments with Anne Arundel County as the same shall pertain to the Lot only, and (iii) it shall cooperate with Seller's development efforts on land within the Project but outside the Lot, including the execution of any documents, plats agreements, easements, rights of way and other actions reasonably necessary or required by Seller or Anne Arundel County in connection with the subsequent development of the Project, provided that Buyer shall not be obligated to expend its own funds in implementing this provision. Seller shall bear all expenses of such documentation or other actions required incidental to such development and shall hold Buyer harmless from all expenses, claims and liability associated with Buyer's cooperation efforts described herein.

     Buyer also covenants to allow Seller a right of entry onto the Lot at all reasonable times for activities associated with the above described development efforts, provided that Seller provides Buyer with prior notice of Seller's intent to enter upon the Lot and Seller shall not unreasonably interfere with Buyer's development activities on the Lot. In connection with such entry, Seller agrees that it shall be responsible for any damages to the Lot resulting from such operations and shall indemnify and hold Buyer harmless from all claims of any type arising out of Seller's entry onto the Lot for the purposes set forth herein.

     18. USE, DEVELOPMENT AND CONSTRUCTION ON THE LOT. Buyer agrees to use and develop the Lot

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in accordance with the provisions set forth in this Contract and in conformity with:

          (a) the Declaration;

          (b) the sediment control plans, the resubdivision plat and those roads, utilities, grading, storm water management and other related plans and documentation approved by Anne Arundel County in conjunction with the development of the Lot; and

          (c) any design guidelines adopted for The National Business Park pursuant to the Declaration.

     In conjunction with development and construction on the Lot of the Permitted Use, Buyer agrees to abide in good faith with the following provisions:

          (a) Once construction has been commenced on a structure or other improvement same shall be completed as soon as reasonably practicable;

          (b) During construction, Buyer shall cause the Lot to be kept reasonably clean and free of trash and building debris and, promptly after completion of a structure or other improvement, all trash and debris shall be removed. No dirt, trash or debris shall be dumped, discarded or left on any land owned by Seller, or any other person within the Project; and

          (c) Buyer shall cause its agents and subcontractors and others to use reasonable care not to cause damage to, and not to deposit mud, dirt or debris on roads, curbing, gutters, sidewalks, roadbeds and unpaved rights of way.

     Buyer shall be liable to Seller for all damage resulting from construction operations performed by Buyer or its agents and other than as provided herein shall promptly cause any such damage to be repaired at Buyer's cost and expense forthwith. If following notice by Seller to Buyer of such damages, Buyer fails within five (5) days to repair such damage, Seller may repair and/or correct such damages and charge Buyer for the actual cost of same plus fifteen percent (15%). Buyer agrees to pay such costs immediately upon receipt of an invoice for same. In the event Buyer's construction activities shall have been determined by Seller to have resulted in damage to any item in or portion of a public right-of-way or facility covered by a public works or utility agreement entered into by that party, said damage may be repaired by Seller and on completion shall be billed at cost plus fifteen percent (15%) to Buyer who shall immediately pay over to Seller said sum.

     In order to effectuate the above, Buyer agrees that Seller and its agents and employees shall have the right from time to time to enter upon the Lot without hindrance and to make such inspections as shall be deemed appropriate to determine if Buyer is complying with the terms of this

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Contract in general and in specific with those plats, plans, covenants and guidelines listed above.

     19. MISCELLANEOUS.

     (a) Seller and Buyer warrant that, in connection with this Contract, they have dealt with no broker, agent or other party who may be entitled to a commission or finder's fee, and each party agrees to indemnify the other from any claims or damages, including reasonable attorneys' fees, that the other may incur as a result of the violation of this warranty, which warranty and indemnification shall survive settlement and any termination of this Contract.

     (b) Any written notices required under the terms of this Contract shall be sent by Federal Express Delivery or other national overnight delivery service and addressed as follows:

To Buyer:                  Corporate Office Properties, L.P.
                           8815 Centre Park Drive, Suite 400
                           Columbia, Maryland 21045
                           Attn: Dwight S. Taylor

with copies to:            Corporate Office Properties Trust
                           8815 Centre Park Drive, Suite 400
                           Columbia, Maryland 21045
                           Attn: Karen M. Singer, Esquire

To Seller:                 Arbitrage Land Limited Partnership &
                             Jolly Acres Limited Partnership
                           c/o Constellation Real Estate, Inc.
                           8815 Centre Park Drive - Suite 104
                           Columbia, MD 21045
                           Attn: Steven S. Koren

with copies to:            Baltimore Gas & Electric
                           Richard Ransom, Esq.
                           39 W. Lexington Street
                           17th Floor
                           Baltimore, MD 21201

                           Piper Marbury Rudnick & Wolfe, LLP
                           6225 Smith Avenue
                           Baltimore, Maryland 21209-3600
                           Attn: Stephen L. Owen, Esquire


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Any party hereto may change its notice address by giving notice of such change in accordance with this paragraph. Notice shall be deemed to have occurred upon actual delivery.

     (c) Time shall be the essence of this Contract.

     (d) This Contract contains the final and entire agreement between the parties thereto, and neither party shall be bound by any terms, condition, statement or representation not herein contained. The Contract may not be modified or changed orally, but only by agreement in writing, signed by the party against whom enforcement of any such change is sought.

     (e) The Contract shall be governed by the laws of the State of Maryland. The titles of the paragraphs are inserted as a matter of convenience and for reference and in no way define, limit or describe the scope of this Contract or the intent of any provision hereof.

     (f) If Buyer fails to purchase the Lot as contemplated herein (other than as a result of a default by Seller under this Contract), Seller may avail itself of any and all rights and remedies at law or in equity, including, but not limited to, the right to (i) cancel this Contract, and (ii) enforce specific performance of this Agreement. Buyer specifically acknowledges and agrees that Seller's right to enforce specific performance of Buyer's obligations under this Contract constitutes a fundamental condition and material inducement to Seller's entering into this Contract. The exercise of any one of Seller's rights or remedies under this Contract shall not be deemed to be in lieu of, or a waiver of, any other right or remedy available to Seller.

     (g) If Seller fails to sell the Lot as contemplated herein (other than as a result of a default by Buyer under this Contract), Buyer may avail itself of any and all rights and remedies at law or in equity, including, but not limited to, the right to (i) cancel this Contract, and (ii) enforce specific performance of this Contract. The exercise of any one of Buyer's rights or remedies under this Contract shall not be deemed to be in lieu of, or a waiver of, any other right or remedy available to Buyer.

     (h) No requirement, obligation, remedy or provision of this Contract shall be deemed to have been waived, unless so waived expressly in writing or waived pursuant to other provisions of this Contract and any waiver of any breach of nonperformance of a continuing obligation on one occasion shall not be considered a waiver of any right to enforce such provision thereafter.

     (i) The obligations of Buyer set forth in this Contract that survive the Closings hereunder are intended to run with the land and Buyer agrees to execute in recordable form at the Closings, any and all agreements prepared by Seller, which Seller, acting in a reasonable manner, may wish to record in the Land Records of Anne Arundel County in connection therewith.

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     20. SUCCESSORS AND ASSIGNS. This Contract shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Buyer shall have the right to assign this Contract in whole or in part without the consent of Seller (i) to any entity controlled by, controlling, or under common control with Buyer or Corporate Office Properties Trust (where control shall mean owning directly or indirectly fifty percent (50%) or more of the voting stock or voting interest of such entity), or (ii) to any purchaser or transferee, or any entity controlled by, controlling, or under common control with any purchaser or transferee, of all or a portion of Buyer's real property within National Business Park. Buyer shall not have any other right to assign this Contract in whole or in part without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.

     21. COPT GUARANTY. As a material inducement to the Seller to enter into this Contract and without which the Seller would not enter into this Contract or close hereunder, Corporate Office Properties Trust, a Maryland real estate investment trust (the "Guarantor") does hereby unconditionally and continually guarantee the full and timely payment and performance of all obligations of the Buyer under this Contract. In the event of a default or failure on the part of the Buyer to pay or perform an obligation hereunder, the Seller may look to the Guarantor for payment and performance of all obligations of the Buyer, including, without limitation, Buyer's obligation to specifically perform its obligations under the Contract, and for the recovery of any loss or damage resulting from such default or failure without the necessity of prior exhaustion of remedies against the Buyer. The Guarantor acknowledges that it is a partner of the Buyer and will thereby receive a direct and material benefit as a result of Buyer's entering into this Contract. Accordingly, the Guarantor acknowledges and agrees that the Buyer entering into this Contract with the Seller is adequate consideration to the Guarantor to give this payment and performance guaranty.

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     IN WITNESS WHEREOF, each of the parties hereto has executed or caused this
Contract to be executed by its duly authorized representative on the day and year first above written.


WITNESS:                                    ARBITRAGE LAND LIMITED PARTNERSHIP
                                            By: CONSTELLATION REAL ESTATE, INC.,
                                                General Partner


[ILLEGIBLE]                                 By: /s/ Steven S. Koren
------------------------                        -----------------------------
                                            Name: Steven S. Koren
                                            Title: Managing Director

WITNESS:                                    JOLLY ACRES LIMITED PARTNERSHIP
                                            By: Constellation Real Estate, Inc.,
                                                General Partner


[ILLEGIBLE]                                 By: /s/ Steven S. Koren       (Seal)
------------------------                        --------------------------
                                            Name: Steven S. Koren
                                            Title: Managing Director

WITNESS:                                    CORPORATE OFFICE PROPERTIES, L.P.
                                            By: Corporate Office Properties
                                                Trust, General Partner

/s/ Karen M. Singer                         By: /s/ Roger A. Waesche, Jr.
------------------------                        ----------------------------
                                                Roger A. Waesche, Jr.
                                                Senior Vice President

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STATE OF MARYLAND COUNTY OF HOWARD TO WIT:

     I HEREBY CERTIFY, that on this 14th day of March, 2000, before me, undersigned Notary Public of said State, personally appeared Steven S. Koren, who acknowledged himself to be the Managing Director of Constellation Real Estate, Inc., a Maryland corporation and General Partner of Arbitrage Land Limited Partnership, known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained as the duly authorized Managing Director of said corporation by signing the name of the corporation himself as Managing Director.

     IN WITNESS WHEREOF, I have set my hand and Notarial Seal, the day and year first above written.

                                   [ILLEGIBLE]
                                   ------------------------------------
                                   Notary Public

My commission expires: 11/1/10
                       -------


STATE OF MARYLAND COUNTY OF HOWARD TO WIT:

     I HEREBY CERTIFY, that on this 14th day of March, 2000, before me, undersigned Notary Public of said State, personally appeared Steven S. Koren, who acknowledged himself to be the Managing Director of Constellation Real Estate, Inc., a Maryland corporation and General Partner of Jolly Acres Limited Partnership, known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained as the duly authorized Managing Director of said corporation by signing the name of the corporation himself as Managing Director.

     IN WITNESS WHEREOF, I have set my hand and Notarial Seal, the day and year first above written.

                                   [ILLEGIBLE]
                                   ------------------------------------
                                   Notary Public

My commission expires: 11/1/10
                       -------

                                       12a

STATE OF MARYLAND COUNTY OF BALTIMORE TO WIT:

     I HEREBY CERTIFY, that on this 9th day of March, 2000, before me undersigned Notary Public of said State, personally appeared ROGER A. WAESCHE, JR., known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument, and acknowledged himself to the Senior Vice President of Corporate Office Properties Trust, the general partner of Corporate Office Properties L.P., a Delaware limited partnership and acknowledged that he executed the same for the purposes therein contained as the duly authorized Senior Vice President of said trust by signing the name of the trust by himself as Senior Vice President.

     IN WITNESS WHEREOF, I have set my hand and Notarial Seal, the day and year first above written.

                                           /s/ Zarae Pitts
                                           ------------------------------------
                                           Notary Public

My commission expires: November 25, 2002
                       -----------------

                  JOINDER BY CORPORATE OFFICE PROPERTIES TRUST

     Corporate Office Properties Trust is executing this Contract to evidence its obligations under Section 21 of this Contract.

WITNESS:                                   CORPORATE OFFICE PROPERTIES TRUST,


/s/ Karen M. Singer                        By: /s/ Roger A. Waesche, Jr.
-----------------------                        -------------------------
                                               Roger A. Waesche, Jr.
                                               Senior Vice President

STATE OF MARYLAND COUNTY OF BALTIMORE TO WIT:

     I HEREBY CERTIFY, that on this 9th day of March, 2000, before me undersigned Notary Public of said State, personally appeared ROGER A. WAESCHE, JR., known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument, and acknowledged himself to the Senior Vice President of Corporate Office Properties Trust, a Maryland real estate investment trust and acknowledged that he executed the same for the purposes therein contained as the duly authorized Senior Vice President of said trust by signing the name of the corporation himself as the Senior Vice President.

     IN WITNESS WHEREOF, I have set my hand and Notarial Seal, the day and year first above written.

                                   /s/ Zarae Pitts
                                   ------------------------------------
                                   Notary Public

My commission expires: November 25, 2002
                       -----------------


                                       14